For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

             FIRST KEYSTONE ANNOUNCES 14.7% INCREASE
                    IN SECOND QUARTER EARNINGS

Berwick, Pennsylvania - July 31, 2009 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $2,163,000 for the quarter ending June 30, 2009, as compared to $1,886,000 for the second quarter of 2008. Earnings per share for the quarter ending June 30, 2009 were $.39, an increase of 14.7% over the $.34 per share earned in the second quarter of 2008. For the six months ending June 30, 2009, net income was $4,265,000 as compared to $3,608,000 for the first six months of 2008. Earnings per share were $.78 for the first six months of 2009, up 18.2% from the $.66 reported in the first six months of 2008. The annualized return on assets and return on equity were 1.16% and 12.08%, respectively for the six months ending June 30, 2009.

President J. Gerald Bazewicz reported, "We are pleased with our financial results in the first half of 2009, especially with the substantial increase in FDIC insurance premiums. FDIC insurance expense amounted to $775,000 as of June 30, 2009, an increase of $722,000 over 2008, reflecting the one time special assessment and higher premium payments. Finally, we have experienced continued satisfactory asset quality with our allowance for loan losses at 1.28% of total loans as of June 30, 2009."

Total assets increased to $734,967,000 as of June 30, 2009, an increase of 5.8% over the same period in 2008. Total deposits and loans increased to $559,428,000 and $409,019,000, respectively as of the end of the second quarter of 2009. In addition, cash dividends paid for the first half of 2009 were $.46 per share as compared to $.44 in the first two quarters of 2008, an increase of 4.5%.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 14 full service offices in Columbia (5), Luzerne (4), Monroe (4), and Montour (1) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc.,
800-223-6807.



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


Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 1172.



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